MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661


                                                     WRITER'S DIRECT DIAL NUMBER





February 3, 1999

Board of Directors
First Federal Florida
205 East Orange Street
Lakeland, Florida  33801-4611

Dear Board Members:

         In accordance with your request, set forth herein is the opinion of this firm regarding the material federal income tax consequences of the proposed reorganization of First Federal Florida (the "Bank") from a federally chartered mutual savings association into the mutual holding company form, the formation of the Bank as the stock savings association successor to its mutual form (the "Reorganization") pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance adopted by the Board of Directors of the Bank (the "Plan of Reorganization"), and the proposed sale of FloridaFirst Bancorp's ("Stock Holding Company") common stock pursuant to the Plan of Reorganization. The Reorganization and its component and related transactions are described in the Plan of Reorganization. As used in this letter, "Mutual Bank" refers to the Bank before the Reorganization and "Stock Bank" refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

         The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows: (i) Mutual Bank will organize an interim federal stock savings association as its wholly-owned subsidiary ("Interim One") and
(ii) Interim One will organize an interim federal stock savings association as its wholly-owned subsidiary ("Interim Two") and the Stock Holding Company. The following transactions will then occur simultaneously: (iii) Mutual Bank will exchange its charter for a federal stock savings association charter and thereby become Stock Bank (the "Conversion"); (iv) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter and thereby become the "Mutual Holding Company;" (v) Interim Two will merge with and into Stock Bank with Stock Bank being the surviving institution and (vi) the initially issued shares of common stock of Stock Bank (which will be constructively received by former Mutual Bank members when Mutual Bank becomes Stock Bank pursuant to step (iii)) will be issued to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company (the "Exchange"). As a result of these transactions, (a) Stock Bank will be a wholly-owned subsidiary of the Mutual Holding Company and (b) the former members of Mutual Bank will own membership interests in the Mutual Holding Company. The Mutual Holding Company will then contribute 100% of Stock Bank's common stock to the Stock Holding Company.


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Board of Directors
February 3, 1999
Page 2


         Simultaneously with the Reorganization, the Stock Holding Company will offer to sell shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order to certain members in Mutual Bank, to certain employee stock benefit plans of Mutual Bank, to other members of Mutual Bank, and to certain members of the general public.

         In connection with the opinion expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Prospectus, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have assumed that the parties to the Reorganization will act in accordance with the Plan of Reorganization. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinion expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

         (a)      With regard to the Conversion:

         (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Conversion;

         (2) The basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion;

         (3) the holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion;

         (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Conversion and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382 and 384), including Mutual Bank's bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Conversion had not occurred;

         (5) Mutual Bank's members will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock, pursuant to the Conversion, solely in exchange for their interest (i.e., liquidation and voting rights) in Mutual Bank; and

         (6) no gain or loss will be recognized by members of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount and upon the same terms as their deposits in Mutual Bank.

         (b)      With regard to the Exchange:

         (7) the Exchange will qualify as an exchange of property for stock under Code section 351;

         (8) the initial shareholders of Stock Bank (the former Mutual Bank members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Bank common stock they constructively received in the Conversion in exchange for mutual interests (i.e., liquidation and voting rights) in the Mutual Holding Company; and

         (9) the Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank common stock in exchange for interests in the Mutual Holding Company.

         (c) With regard to the Mutual Holding Company's transfer of 100% of the common stock of Stock Bank to Stock Holding Company:

         (10) the Stock Holding Company will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Bank from the Mutual Holding Company; and

         (11) the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Bank to the Stock Holding Company.

         This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to (a) Registration Statement on Form S-1 to be filed with the SEC, and (b) the Form MHC-1 to be filed with the Office of Thrift Supervision, and to the references to this firm in the Stock Holding Company's Prospectus related to the common stock offering described in the Plan of Reorganization.

                                         Very truly yours,


                                         /s/Malizia, Spidi, Sloane & Fisch, P.C.
                                         ---------------------------------------
                                         MALIZIA, SPIDI, SLOANE & FISCH, P.C.